UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2009

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

Enbridge Energy Partners, L.P., referred to herein as the Partnership, has periodically sold assets it considers non-core to its natural gas and liquids pipeline operations. To satisfy equity financing needs associated with its expansion programs, the Partnership has initiated a process to sell certain of its non-core natural gas pipeline assets located predominantly outside of Texas.

In accordance with provisions of Accounting Standards Codification subtopic 360-10 “Impairment or Disposal of Long-Lived Assets” the Partnership must evaluate the fair value of assets that are reclassified to a designation of held for sale. We estimate the fair value of the assets designated as held for sale to be lower than their carrying or book value. Under the applicable accounting standards, the Partnership will therefore record an impairment charge of approximately $65 million in the quarter ended September 30, 2009. The estimated impairment charge will reduce the Partnership’s operating results for the three-month and nine-month periods ended September 30, 2009. Impairment charges are non-cash in nature and do not affect our cash flow or our cash distributions to unit holders.

If a sale of the non-Texas natural gas assets is completed, the Partnership’s business segments will be unchanged and include Liquids Pipelines, Natural Gas Pipelines and Natural Gas Marketing segments. The natural gas pipelines segment will be geographically focused on the Partnership’s major natural gas gathering systems located in Texas and Oklahoma together with the natural gas liquids marketing operations based in Mississippi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: October 2, 2009	By:	/S/ STEPHEN NEYLAND
Stephen Neyland
Controller
(Duly Authorized Officer)